NEW YORK MORTGAGE TRUST, #11128446
NEW YORK MORTGAGE TRUST FOURTH QUARTER
CONFERENCE CALL
March 27, 2009, 11:00 AM ET
Chairpersons: Steven Mumma

Operator:
Ladies and gentlemen, welcome to the New York Mortgage Trust Fourth Quarter Conference Call on the 27th of March, 2009. Throughout today’s recorded presentation, all participants will be in a listen-only mode. After the presentation, there will be an opportunity to ask questions. If any participant has difficulty hearing the presentation, please press the star, followed by the zero on your telephone for Operator assistance.

I will now hand the conference over to Mr. Scott Eckstein. Please go ahead, sir.

Scott Eckstein:
Thank you, Operator. Good morning, everyone, and welcome to the New York Mortgage Trust fourth quarter and full year 2008 [audio interference]. If you did not receive a copy, the release is available on the company’s website at www.nymtrust.com in the Investor Relations section. Additionally, we are hosting a live webcast of today’s call which you can access in the same section or through www.earnings.com. If you would like to be added to the company’s quarterly distribution list, please contact Samantha Alphonso [ph] at 212-827-3746.

At this time, management would like me to inform you that certain statements made during the conference call which are not historical may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although New York Mortgage Trust believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, they can give no assurance that the expectations will be attained. Factors and risks that could cause actual results to differ materially from expectations are detailed in yesterday’s press release and from time to time in the company’s filings with the SEC.

Now at this time for opening remarks, I would like to introduce James Fowler, Chairman of the Board. Jim, please go ahead.

James Fowler:
Thank you very much, Scott. And good morning, everybody, and thank you for joining the fourth quarter 2008 and full year 2008 earnings call for New York Mortgage Trust. On the call with me this morning is Steven Mumma, the company’s Chief Executive Officer. After a few opening comments, I will turn the call over to Steve to review the details of our fourth quarter. He will also provide information on activities during the first quarter 2009 as was outlined in our earnings press release that was issued yesterday after the market closed. He will then hand the call back to me for some comments on the loan portfolio. And after this, we will be happy to take any questions.

As has been well chronicled, 2008 was a year of unprecedented volatility that negatively impacted the operations of many financial institutions. While New York Mortgage Trust did not go unscathed during the year, I’m proud of the effort expended by New York Mortgage Trust staff and management to stabilize the company early in the year and then guide it to the level of profitability and liquidity it reported today. As Steve will detail, New York Mortgage Trust successfully defended its balance sheet throughout 2008 until prices for its most capital-consumptive mortgage-backed securities recovered to favorable levels. Having achieved target prices during March, the majority of these bonds were sold, resulting in the company holding approximately $30 million of excess liquidity today. We expect to sell the remainder of these securities in early to mid April that should generate another $10 million of excess liquidity.

Furthermore, while we’re not giving longer-term guidance and while we do own assets that are producing above market returns, we believe that our first quarter dividend and earnings are sustainable throughout 2009. More importantly, the first quarter dividend and earnings do not reflect any return that we would expect to generate from the investment of the $35 to $40 million of excess liquidity generated from the sale of securities.

As mentioned in our press release, we have spent considerably time revealing investment opportunities across multiple alternative investment classes. While there’s nothing to report on this today, we expect to begin allocating capital on an unlevered basis some time in the second quarter that we believe will be accretive to earnings and book value and that will begin utilizing our NOL.

Steve, let me turn the call over to you.

Steven Mumma:
Thank you, Jim, and welcome, everybody, today. As we stated in our press release that we—last night, we started 2008 with high hopes and, in fact, were well on our way through March 7th of 2008. By now, everyone is well aware of those events, as well as the many other events that occurred during 2008 that put financial stress on the system.

Throughout the remainder of 2008, the company had only one goal, stay funded and avoid a forced liquidation. While we feel we were successful in navigating throughout 2008, it did not come without a cost. The company lost $19.8 million in the first quarter, as we took our portfolio leverage down from approximately 11-to-1 to 7-to-1 leverage, which remained throughout the duration of 2008. Also, the company took a fourth quarter impairment charge of $5.3 million, 4.1 million of which related to the agency CMOs that we sold during the first quarter of 2009. This charge was necessary, as we no longer had the intent to hold those securities. And I will speak further to this point later in the call.

We implemented new procedures during the year to address loan delinquencies, trying to identify potential issues earlier in the process, enabling us to minimize losses to our securitization. We feel that 2009 will continue to be a trying market. As the market tries to deal with the new government administration, new stimulus packages that seem to be coming on a daily basis, and the continued unwinding of failed institutions and a global economy that we feel still has a long way to go for recovery. While these sound negative, we do feel that there are some factors in here that will be [unintelligible] to NYMT. We’ve raised additional liquidity by selling our floaters and relieving capital constraints and now have opportunities in front of us where we feel we can redeploy that capital into more lucrative and more opportunistic investments.

I would like—now like to review our fourth quarter and full-year results for 2008. The company’s core earnings for the fourth quarter of 2008 was $0.5 million, or $0.06 per common share, excluding an MBS impairment charge of $5.3 million and one-time charges aggregating $0.4 million related to a severance payment and the write-off of capitalized securitization costs. The company had a net consolidated loss of 5.1 million, or $0.55 per common share for the quarter ending December 31, 2008, as compared to a $15.6 million loss, or an 8.59 per common share loss for the same period in 2007. The company had a 2008 full-year consolidated net loss of $24.1 million, or 2.91 per common share as compared to a $55.3 million loss, or 30.47 per common share for the full year of 2007. The company has declared and paid a fourth quarter dividend of $0.10 per common share and had total dividends declared for the year of $0.54 per common share.

The reduction in full-year net income was due mainly to two factors, the $19.8 million we lost as I previously said in the first quarter of 2008, as well as the $5.3 million fourth quarter impairment charge, 4.1 million of which was related to the CMOs.

The company has a net interest margin of $7.9 million for the year, as well as $6.9 million in expenses. The company incurred $1.5 million in loan losses, primarily related to the on balance sheet securitizations. Those loan losses were incurred during the first quarter of 2008, and for the remainder of the year, we had minimal losses—additional losses to the portfolio.

Our portfolio net margin for the quarter was 131 basis points as compared to 136 basis points for the previous quarter ended September 30, 2008, and as compared to 46 basis points for the fourth quarter of 2007.

The company’s average earning assets for the quarter were approximately 842 million as compared to 875 million for the previous quarter and 799 million for the quarter ended December 31, 2007. As of December 31, 2008, the company had total assets of approximately 853 million as compared to $809 million as of December 31, 2007. Included in those total assets were 477 million in MBS securities and $350 million in mortgage loans held in securitization trusts.

The company has total liabilities of $814 million as of December 31, 2008, as compared to $790 million as of December 31, 2007. Included in these liabilities as of December 31, 2008, were $402 million of MBS repurchase agreements, $336 million of permanently financed collateralized debt obligations, $20 million in convertible deferred debentures, and $45 million in subordinated debentures.

As of December 31, 2008, our residential mortgage-backed securities portfolio totaled approximately $477 million, consisting of 456 million of MBS securities, including 258 million of Agency RMBS and 198 million in Agency CMO floating rate securities. The remainder of $22 million was invested in non-Agency securities.

The residential mortgage-backed securities portfolio had an average coupon during the fourth quarter of 4.46 with a yield of 4.38%. The MBS portfolio had an average CPR rate for the quarter of 9% as compared to 10% for the third quarter and had an average 9% CPR rate for the duration of 2008. The MBS portfolio was financed in part with $402 million in repurchase agreements with an average quarterly cost of 3.36% and a year-ending cost of 2.62%. The average haircut in the outstanding repurchase agreements was approximately 9%, or an advanced rate of 91%.

The company has six counterparties extending credit to us at the end of the quarter.

The company maintained a conservative leverage ratio of seven-to-one throughout the year after March of 2008. As we transition into alternative investment strategy, overall leverage should be lower as we’re reducing the balance borrowed against our portfolio.

In addition, the investment portfolio also includes 348 million of loans held in securitization trust for on balance sheet securitization. These loans have an average coupon of 5.39% with an average yield of 5.29%. These loans are permanently financed with 336 million of collateralized debt obligations which had an average cost of 3.22%.

The average spread in our liabilities on those CDOs [inaudible] spread is 38 basis points over one month LIBOR, for a year-ending cost of 85 basis points for a total liability cost before amortization bond issuance costs.

The company’s net investment in our on balance sheet securitization is approximately $12 million, or the difference between the assets and the [inaudible] liabilities. That $12 million is net of the $1.4 million reserve that we carry against those loans. Jim Fowler will speak after my—after I finish with further detail on the securitized loan portfolio and the experience on our delinquencies.

The company also had 45 million in subordinated debentures outstanding with an average interest cost of 8.62% during the quarter and $20 million of convertible debentures, which had an average cost of 10.75% for the quarter.

We ended the year with a $4.21 book value per common share. Included in this number is 8.5 million in unrealized fair value losses, or $0.91 per common share.

Now, I’d like to give an update on where we stand for 2009. As we stated in our press release, for the first quarter of 2009, we will begin to show the efforts of 2008. We’re going to give earnings guidance for the first quarter of 2008—2009—of a range of $0.20 to $0.24 per common share. In addition, on March 25, 2009, our Board has approved an $0.18 per common share dividend, which we believe is a sustainable base throughout the duration of 2009 and something we intend to improve on as we deploy some of our excess capital into our alternative investment strategy. This excess capital was generated by selling approximately 146 million of our Agency CMO portfolio, resulting in approximately $30 million in liquidity. These sales resulted in a net gain of approximately $0.2 million. As we exit the remaining of the position of approximately $50 million, we should free up an additional $10 million in liquidity.

The company’s alternative investment strategy will focus on investments that will return superior, risk-adjusted returns on our leveraged Agency strategy, accretive to both our earnings and book value, but will begin to use our NOL. The company anticipates investing alternative investments during the second quarter.

I’d now like to turn the call back over to Jim so he can speak about our securitization loans.

James Fowler:
Thank you. At 12/31/2008, New York Mortgage Trust had $348 million of loans held in securitization trusts that were permanently financed with $336 million of non-recourse debt. The balance of loans at 9/30/2008 was $358 million, representing an annualized prepayment rate of approximately 12%, which is very positive for a portfolio that currently enjoys a net spread of approximately 430 basis points and is leveraged on a non-recourse basis 33-to-1. Virtually all of these loans were originated in 2005 with full income documentation and with an average FICO score above 700.

Loan performance continues to be very good with a 60-day delinquency of 173 basis points and 55 basis points of REO. On a comparable statistic, a survey of the better-performing issuance shelves [ph] shows 2005 vintage prime Jumbo loans with average 60-day delinquency of 317 basis points.

At September 30, 2008, 60-day delinquency was 165 basis points, and REO was 40 basis points. The eight basis point increase in 60-day delinquency over the past quarter was largely due to the lower dollar balance of loans outstanding. New York Mortgage Trust continues to enjoy a very high cure rate on 30-day delinquency. We are hearing from borrowers that their financial stress is rising, while recent spikes in delinquency are what I might describe as being media-driven. For those borrowers that have legitimate financial stress, we are taking advantage of recent government initiatives to assist borrowers. For those that do not, we are collecting payments.

From a loss mitigation standpoint, virtually all portfolio remediation work is now being completed by New York Mortgage Trust and JMP staff. We brought this work in house to make sure that each one is handled in the most efficient way possible and that nothing falls through the cracks. In doing so, we believe we have significantly reduced delinquency and loss rates on the portfolio, and we continue to believe our securitizations will produce excellent cash flow and returns.

With that, I think we’ll turn the call over to the Operator to conduct question-and-answer.

Operator:
Thank you, sir. If any participant would like to ask a question, please press the star, followed by the one on your telephone. If you wish to cancel this request, please press the star, followed by the two. Your questions will be polled in the order they are received, and there will be a short pause while participants register for a question.

The first question comes from Chris Bowles [ph] from CJB [ph] Capital Management. Please state your question.

Chris Bowles:
Good morning, guys, and congratulations on all the good work. Just a couple of questions here as it relates to current book value numbers. They were almost a full quarter away from that 12/31 date. Can you shed some light on that?

Steven Mumma:
You know we do earnings guidance, Chris, and if you—and we’ve stated that we’ve sold the—a large part of our CMO book at a basic net gain of $0.2 million. You know I think everybody’s well aware that prices in the fixed income market have definitely improved since yearend, so I would—I think you can read into those numbers. We don’t really—I’d rather not state an exact book value, but I think that it’s a very good assumption that the book value has increased since yearend.

Chris Bowles:
Okay. And looking through the sales data, I’m just trying to get a sense for what that cash position might be worth today. Looks like you had, you know, roughly 17 million at the end of September. I know there were some charges taken in Q4. And it looks like you generated 26.5 million or so in sales on the floaters and you’re anticipating selling an additional—or generating an additional 10 million. So just as we look at that liquidity and we’re starting to look at different asset classes and moving forward with this model, can you give me a sense for how much cash per share you’ve got today?

Steven Mumma:
Well, I think when you look at a leveraged company, I think you have to be careful when you look at the cash because the cash is all relative to your debt outstanding. And we can generate cash by borrowing more money. But if you—the cash that we have freed up was capital—you know haircuts that were tied up in CMO flutters that probably average approximately 12%. So we’re going to have about $45 million of cash at the end of the year. We will not invest 100% of that cash into alternative investments. We do need some of that liquidity to continue to defend our Agency ARM [ph] rebuild book that we lever about seven times. So I think we have adequate cash to begin our investment—alternative investment strategy, but I don’t think you should ever look at a leveraged company and say okay, it’s free cash, you can do whatever you want with. We do have outstanding liability that we do have to meet over time.

Chris Bowles:	On a blended basis, can you give me a sense for where leverage is?

Steven Mumma:
I mean as we go into the end of March, I think our leverage is going to come in about a little less than six to one; six to one times. And we’re going to run a repo book that’s going to be mostly related to Agency ARM securities. And as we develop our alternative investment strategy, that’ll be on a non-levered basis. So what you’ll see over time with our company is a leverage ratio that will decrease because we’re putting assets on the books that don’t have leverage with them.

Chris Bowles:
Right. So if we—as we refer, you’re referring to these alternative investments. You know, can you give us a sense for—I mean this is a slightly different business model than what we set out a year ago when we were—when the company raised capital. How can we feel comfortable, given the environment we’ve been in and the environment we’re clearly still in, that you guys will be successful at deploying the capital? What level of comfort can you give us?

Steven Mumma:	Jim, do you want to speak to that initially [unintelligible]?

James Fowler:
Sure. Good morning, Chris. When we raise money, we talk on the roadshow and on our filings that over time, we’d be transitioning them into introducing some element of alternative assets in the taxable subsidiaries of the company to take advantage of the opportunity—the returns to be earned from doing so; also the company’s NOL. I think what I would have you—would have everybody think about with regard to this is there has been a significant dislocation in the marketplace for fixed income assets, and to the extent that a large part of that price decline has been liquidity-related, we sit today with a lot of liquidity. And over the past six months during a time which we’ve been stabilizing the company, we’ve also been doing our homework at looking at the assets that are out there and have looked at lots of opportunities. Now, we certainly know a couple of things. One is that doing one-off bond trades just because assets look cheap is probably not going to be providing—giving any sort of premium valuation by investors. But we do think that there’s an opportunity in this market, if there is every going to be an opportunity, to deploy this capital into a growth business, and that’s been our primary focus.

Now, we haven’t reached any conclusions on this. All we’re simply stating is that there are lots of things out there. There’s lots of teams of people that are out there. We think there’s tremendous opportunities to develop a growth business here, and we’re reviewing that. And I think we’ll have more to report on that as the next couple of months roll out. I think Steve’s exactly right. I mean we do have a lot of liquidity today. It’s not all going into any one strategy. And when we do put it into a strategy, I think we will be doing so on a basis that we think will deliver far superior risk-adjusted returns than could have been earned in the current strategy. And we’ll be successful doing so. So we’ve looked at lots of things, we’ll continue to look at lots of things, but it’s not—you know we’re not out thinking about just buying what people are describing as cheap bonds. And this is—we’re looking to if there’s an opportunity to build a growth business around the capital in the company. We do, and we will, maintain REIT status as we go through the deployment of the capital.

Chris Bowles:	Okay. And last question, regarding the first quarter, you give a range of $0.20 to $0.24. Are you comfortable giving a full-year number, or a range, I should say?

Steven Mumma:
We’d rather not at this point, Chris. I mean we want to take baby steps. Last time we did an earnings guidance was, I think, at the end of February last year, and then March. I think what we’ll do is as we get through the first quarter and as we start to deploy some capital in our alternative investment strategy, I think we’ll try to give another guidance for the second quarter and then maybe at that point, we’ll get a better feel of where the market’s going to play out with some of these programs that the government’s put in. If we get a little bit more comfort level, we’ll think about putting out a yearly guidance.

Chris Bowles:	Thank you.

James Fowler:
And just to follow on with that, Chris, just one thing. We will have our K out, I believe, today. In it, we have some disclosure on the balance sheet, both from an asset and a liability point of view. You’ll be able to, I think, forecast whatever capital is allocated. We do have one category of assets that has very high returns right now, and that’s the CMO portfolio, the owned loan portfolio that’s securitized. To the extent that that is prepaying at a 12% prepayment rate, given its very high ROE, is very positive. We want to continue to watch those prepayment speeds. But so far, so good. But I think the combination of the rate of prepayment on that portfolio plus the pace at which capital is deployed will dictate earnings throughout the balance of the year. And given that we don’t know how sustainable a 12% prepayment speed is, although the first quarter cash generation would suggest that it continues to be roughly in the same ballpark, that will get—that gives us pause on guidance. But I think as we go through the next couple of months as we watch longer-term rates and mortgage rates, we’ll have a better ability to at least provide longer-term guidance than just quarter-by-quarter.

Chris Bowles:	Great. Thank you very much.

Operator:	The next question comes from Chuck Greech [ph] from Blue Line Capital. Please state your question.

Chuck Greech:
Good morning, gentlemen. Just a couple follow-up questions on some of the things Chris touched on. One, I would like to commend you guys on the strategy with regard to the floaters. Clearly, patience has paid off here. And being able to sell these things at your cost basis or even a slight premium to that after what’s transpired over the last 12 months, I think you guys deserve some credit for that.

Second, just another editorial. With regard to your earnings releases, I’d really encourage you guys to do—to include just quarterly information as well as the annual information. It would be a lot easier for us to do our work. You know what I mean? In terms of the income statement?

With regard to the questions, can you give us a breakdown as to where you have your primary assets and liabilities marked at 12/31 so we can get a little better understanding as to where we think things might be at 3/31?

Steven Mumma:
Sure. I think, Chuck, you know later today when we file the K, I think one, you’ll have the quarterly information in there; and two, you’ll be able to see by asset class and liability where all those things are marked. And if you wouldn’t mind just looking at that, and if you have any other questions, please feel free to call me back. But in general, the CMO floaters were marked at approximately the $97 price. The Agency ARMS were marked in the high $102 price. The non-Agency, which is a very small part of the balance sheet, was probably marked in the mid to low $70 price. The liabilities, we did not take any positive marks on the liabilities, even though you could argue that our subordinated debentures or trust preferred securities are well below par. But you know, we intend to pay those back, so we’re not taking any benefit from a GAAP standpoint to the earnings statement. There will be a fair value number out there. And all the other liabilities are short term. The CDO debt, again, is backing our loans, so there will be a fair value footnote that talks about those valuations. But in my mind, unless you’re planning on buying that debt back, you don’t really—you don’t have the ability to capture those gains.

Chuck Greech:	I agree.

Steven Mumma:	They’re really a reporting number. But they’re a theoretical number and not really a practical number in my mind from an economic value standpoint.

Chuck Greech:	And how about the swaps?

Steven Mumma:
Swaps? Well, the swaps we had about a $4 million mark-to-market loss as of yearend. You know you had a pretty massive rally in the Treasury market. And if you look at interest rate swaps today, there’s two components of a mark-to-market swap. There’s a straight interest rate yield, and most swaps for REITS who fund on a monthly basis were now dealing with a basis swap between one month LIBOR and three month LIBOR. And that historically was a couple basis points in cost, which now costs you now about 50 basis points. So if you look at our $4 million mark, probably 50% of it’s due to overall interest rate market and 50% of it’s due to this basis swap between one and three months.

The second part of that, the basis swap, is again a cost if we have to exit the swap, but it is not an economic cost to the firm as we borrow one month and swap on one month. So that’s something over time we’ll get back just as a function of the market.

Chuck Greech:	Okay. And I wanted to get your thoughts on CPRs as we sit here at almost the end of March.

Steven Mumma:	Sure, you know if you looked at—

Chuck Greech:	Can you give us a little update as to what you’re seeing both in the Agency portfolio and the securitization?

Steven Mumma:
Yes, I think that if you looked—it’s interesting. If you looked at the research that was put out the end of December, everybody was predicting speeds to go up into the 30 and 40 CPRs in the first quarter, which clearly did not happen. I think what people are realizing, two things. One, people are at quite a disadvantage out there when they go through the refinancing process either through appraisal or their overall credit standing. It’s much more difficult to get approved. And two, the amount of people available to process loans has been diminished dramatically because of all the exits out of this business. So the pipeline which used to be able to do a refinancing in 30 to 45 days probably takes between 60 and 90 days. You know our personal experience in our portfolio, January was very slow, less than seven CPR. February was still rough, where floaters paid around 12 CPR. And in March, it paid at 18 CPR.

So you’re seeing it ramp up, and I would predict that our portfolio for the second quarter that you’re going to see speeds going into mid to high 20s. I don’t think you’re going to see the spikes that we saw in ’05 and ’03 where you saw numbers jumping up into the 60 to 70 CPR, just because I don’t think there’s capacity to process loans at that rate. I do think we’ll get an extended peak in the 30s, mid to high 30s, on some collateral types. You know, some collateral types will experience that but not all collateral types. And it will also depend on if Fannie and Freddie come out with some kind of streamlined refi where they’re going to waive all appraisal requirements. That could create a much higher CPR rate that has not—

Chuck Greech:
Have you heard much on that particular point? I mean I’ve heard that you know if you had a conventional mortgage, you went out and got an appraisal, so long as your loan amount does not exceed 105% of the current appraised value, that you would be able to do a refi. If it exceeds 105, you’re kind of out of luck.

Steven Mumma:
Well, and that’s a problem because most people who took out mortgages at the end of ’06 and ’07 probably are the latter, exceeding 105. The risk is that Fannie Mae and Freddie Mac come out and say we’re already underwriting the risk of this borrower; we’re not going to—therefore, the appraisal is somewhat meaningless because I already have this risk. And if I can put them into a lower interest paying mortgage, that improves his economic overall situation. That may be a way to draw—or help the economy, but that would clearly increase CPR speeds.

Chuck Greech:
Okay. And maybe Jim, can you just elaborate? I don’t know all the nuances of our tax code. Can you just elaborate a little bit on how you guys would be able to use your NOLs? Just what would the process have to be for a REIT to be able to utilize the NOLs?

Steven Mumma:	Jim, I’ll take that.

James Fowler:	Yes, go ahead, Steve.

Steven Mumma:
Well as you know, Chuck, we had a mortgage company that was operating in a taxable REIT subsidiary that files a—that particular subsidiary files a separate return away from the REIT parent company. So that subsidiary is where the NOL is trapped [ph] in. So that subsidiary we would actually end up booking [inaudible] assets from our alternative investment strategy into our TRS [ph]. The TRS also holds our subordinated debentures, which generate about $3 million of interest expense deductions with very little income currently going on in that subsidiary. So the first $3 million of income that we generate in there will be offset on an ongoing basis with the subordinated debt costs. If we have income that exceeds that, which we anticipate we will, we’ll be able to utilize some previous year’s NOLs to shelter that income.

Two advantages. One, because the income is generated in a TRS, for REIT purposes, we’re not required to dividend that money out. We can if we’d like to, but we don’t have to. That allows us to build book value. So to the extent that we can get our book value up and start earning at a multiple of our book value, that could be advantageous to stockholders. We would—we’ll look at that and review that given the market environment we’re in when we come to the quarter end.

Secondly, that income we can—as I said, we don’t have to dividend that, so we can reinvest that income back into the investments, which again returned a higher yield for the overall shareholder.

So you have some flexibility there. So the TRS structure in our case will allow us to shelter some income.

Chuck Greech:	Okay.

Steven Mumma:
The alternative investments you’re going to have to put into a subsidiary anyway, because more than likely, they’re not going to be qualifying assets. So if they’re mortgage-related yes, they will be. But they won’t qualify for [inaudible] purposes, so you’ll have to put them in a subsidiary that gives consolidated up into the REIT.

Chuck Greech:	So you have a shell.

Steven Mumma:	Yes.

Chuck Greech:	That’s where the NOLs reside.

Steven Mumma:	Yes.

Chuck Greech:	And you would not be required to pay out the income. And by doing so, you could utilize the NOL and still build book value on a consolidated basis.

Steven Mumma:	Correct.

Chuck Greech:
Okay. You know look, we’re not trying to get 100% clarity on the alternative assets, but as Chris said, you guys are going to morph a meaningful portion of the portfolio from what were conventional mortgages, albeit the floaters which were less liquid, and do some alternative assets. How should we think about that asset base?

Steven Mumma:
I think you can just think of it as one, we know where our strengths and weaknesses are as a management team here. We’re not going to—it’s easy to buy bonds in the marketplace. It’s easy to buy what people think are cheap bonds that tend to be cheaper over time. We’re going to do our homework. We’re going to—we will work with groups of people who have expertise that knows investments that we’re looking at to make sure that we’re not missing something in that investment. You know, there’s no guarantee on any investments, but this is not something that we’re going to go out and shotgun and put that money to work in two days. I mean this is something that we’ve already looked at some possible investment alternatives over the last three months and have elected not to do anything to date. So we will be very slow and diligent in this process, and you know it’s something that if we start to build the model out we’ll probably bring another person onboard that has specific expertise in that venue. It’s just a matter of where we think the best opportunities are to begin this investment strategy.

Chuck Greech:	And you can’t give us any more color on that?

Steven Mumma:
Well okay so for example, I mean we would look at distressed non-Agency securities. We’ve seen similar securities to our own securitizations trade in the marketplace in the 40s and $0.30 on the dollar. That doesn’t mean that’s a great investment. That means we need to look at that securitization, understand that servicing of that securitization, the underlying loans, and run some of the scenarios against those loans and stress scenarios and see that across our range of expectations of defaults and losses, what is the return to us. You know, various situations out there where people are going to be sellers that may not be economic sellers; they’ll be distress sellers. Those are the opportunities that we want to try to move on.

Chuck Greech:
Okay. And I guess the last question I would ask is you know in the context of where your book value likely is today relative to where it was at 12/31 and where your stock price is—you know this is obviously a sensitive subject here—you know there’s—it’s very difficult to trade a stock. So current holders—I don’t know if trapped is the right word, but we really cannot sell the stock without taking a meaningful hit on where it’s trading. And it’s already trading at, call it you know let’s say 60% of where book value likely is, at 3.31. Talk to us about the deliberation internally of why not just pursue an orderly liquidation and capture the difference between $3 and, just to pick a number, $5 of liquidation value.

Steven Mumma:
Well I mean I’ll talk a little bit and Jim, maybe you follow up. You know I think when you look at our book value, which we would agree with you the stock is trading at a significant discount to that book value. And I would say today we stand in a better position from a liquid book value than we have in the past probably 18 months. You know, we’re still dealing with—you have a securitization that’s generating significant cash flows, although if you sell it into the marketplace you probably don’t get paid the economic value for those cash flows by a long shot. We still have a $20-something locked in non-Agency securities that are support cash flows that we think are going to pay down over the next six to 12 months at a fairly rapid rate that allows us to capture the discount on those prices that if we were to go out and sell them, you’re not going to be able to monetize that and bring down a decent—what we think is an adequate return to the existing shareholders.

So our book value is better. Our book value is more liquid. I still think to unwind a company at this point is probably not the best return to the common shareholder today. I think we can generate some significant returns with the cash flows from our securitizations that people currently are not willing to pay for. And that is something, Chuck, that we do look at and we do monitor on a daily basis, actually, to see where we stand and what’s the right decision. That’s something that is discussed weekly at length.

Chuck Greech:
If you were to guesstimate, orderly liquidation, right—what do you think you’d get as we sit here today over—between now and yearend? Because you’ve got—as you said, CPRs are going to clearly accelerate here as we get into the second quarter. And obviously, there’s a lot of risk of deploying capital, and I think that’s why you’re pursuing an alternative strategy rather than buying hybrids that, you know, close to 104 [ph] in the marketplace today and assuming a lot of prepayment risk.

Steven Mumma:
I’d say 104.5 to 105, yes; exactly. Yes, I’m sorry. You know that’s a tough thing to put—it’s very difficult—I mean I’m not trying to evade this question. I mean to get an orderly—I don’t think there’s such thing anymore as an orderly liquidation. You know as soon as somebody gets a hint that you’re in the process of liquidating, it goes from being orderly to a rapid distress sale. You know, we’ve got—we have some liabilities on the balance sheet that in theory you could possibly try and reduce them at a cost below market that would include—would improve that liquidation. But you really can’t go that route until you start the process. So I’d hate to put a number on that, Chuck, right now.

Chuck Greech:	Okay. I’ll cede the floor. Okay.

Operator:	The next question comes from John Winslet [ph] from KBW Asset Management. Please state your question.

John Winslet:	Hey, guys, a quick question. Can you tell me how [inaudible] the NOL is?

Steven Mumma:
The NOL is currently $64 million. And something that, you know, we clearly would love to be in a position to utilize 100% of that. That would signify that our investment—alternative investment strategy was a 100% success. But there’s ample NOL to use to shelter income for the foreseeable future.

John Winslet:	Right. So what qualifies for something that’s going to go—I mean what qualifies as an alternative investment? Is that just anything you buy outside of the Agency strategy going forward?

Steven Mumma:	Yes, I mean we would refer—I think we refer to the alternative strategy as anything that’s non-Agency or RMBS-related. That would be non-Agency RMBS, that could be CMBS, that could be CLO debt.

John Winslet:	[Inaudible].

Steven Mumma:	And it’s just—it would be a fixed income instrument, but it would be something that would be outside of the Agency/RMBS strategy.

John Winslet:	Okay. And right—you said right now including the liquidation of the rest of the CMOs there’s about 40 million to put into that strategy immediately if you found the assets?

Steven Mumma:	That’s right.

John Winslet:	Okay. And so the NLO is 64 million—okay. That’s great. You guys did a great job. Thanks.

Steven Mumma:	Okay, thanks, John.

Operator:	The next question comes from Scott Preston [ph] from Encompass [ph] Investment. Please state your question.

Scott Preston:
Good morning, guys. Just a couple of questions on—kind of circling back to the alternative investments. Obviously, this is a little bit different strategy than you guys have kind of gone with in the past and requires a lot more people power and a lot more time and energy. Can you just talk a little bit around your resources, how you’re going to develop those, what the costs might be? And then kind of secondly on that strategy, what kind of—I understand you guys are looking at I guess the non-Agency mortgage-backed securities. Can you kind of just give us a little bit more color on what type of securities you’ll be looking at, how you’re going to be approaching that, and what kind of ROEs you think you can be earning on a non-levered basis in those assets?

Steven Mumma:	Jim, you want to do that?

James Fowler:
Sure. I think Steve’s comment on the non-Agency was more illustrative than specific. But it is one of the asset classes we’ve certainly reviewed. But I think your question on resources is exactly right, is that this company has six or seven people in it now, and Steve has just shown an exceptional acumen for managing an Agency portfolio. It has—our company has benefited from his actual relationships on the street. But we all agree that we need to—if there’s going to be any alternative asset investing, that will come with—need to come with a complement of professionals with significant domain expertise. And that’s part and parcel with our review is first, you know, what are the right asset classes; second, who are the right people; and third, is it a growth opportunity or is it simply a bond trade. And our desire is much more for the former than the latter.

So I think that if and when something is announced, when it is, you’ll look at it and say we’ve hit on all three of those points. And it’s time-consuming, it’s—we’ve spend a lot of time both at JMP and with [inaudible] Mortgage looking at this. We’ve got a lot of people at JMP that are involved and see lots of opportunities. New York Mortgage Trust is benefitting from the very accomplished bankers at JMP in that regard. So we’ll have more to report on that at some point, we believe, but it’ll come—you’ll read about something that will be an initiative rather than anything that’s just, you know, single asset related.

Scott Preston:
Okay. And what kind of—do you have any idea what kind of ROEs you’ll be looking at? What will be your benchmarks for getting into alternatives? What kind of unlevered ROEs would you kind of need to attract into such securities?

James Fowler:
Sure. I think if you put aside the risk of holding Agency securities today at the prices at which they’re being offered, the ROEs in that market today are probably 17, 18%; on a levered basis six or seven to one I think is probably the right math. For an alternative asset to be attractive, I think it has to be a multiple of that, you know maybe twice that if not more so for it to be attractive, with a considerable portion of that return deemed through due diligence to be liquidity rated—related—rather than credit-related. There’s no shortage of stranded assets on balance sheets on dealers and banks across the country; some attractive, some not. But when I think about hurdle [ph] ROEs or these opportunities, it has to be much higher than current ROEs. And secondly, that has to be more related to liquidity than it has to be related to credit. So that’s the filtering process we’re going through as we’re weighing these opportunities.

And then again, when we find an asset class or an opportunity that looks attractive, we then go about identifying the experts that can manage that initiative for us.

Scott Preston:	Okay, and then—

James Fowler:
I think you’ll expect that—sorry to interrupt—I think you’ll expect on the resource front, those will become—those won’t be outside managers that won’t be aligned with New York Mortgage. They’ll be, you know, very much aligned with New York Mortgage from a compensation point of view, from an operating point of view, and will likely become employees of either New York Mortgage, JMP Asset Management, et cetera.

Scott Preston:
Okay. And then finally, can you guys give us—actually, two faults. Can you give us an update on the Lehman/Barclays lease in New York? And then just if you have a ballpark on kind of what the annual costs, given your guy’s size, what the costs are of being a public company.

Steven Mumma:
Sure. The Barclays/Lehman lease, we’ve fully reserved any costs that we think may be related to that as far as we can tell. So that’s something that we think is behind us, and we hope to move forward from that. We’ll probably be taking some of that reserve back in income over the years as this thing works its way out. I think from an exposure standpoint, we’re fully reserved for that lease.

As it relates to a public company cost, you know—you probably have D&O insurance for our business model for our size company is probably going to run close to 900 to $1 million a year. You have audit costs that run around $500 to $600,000 a year. You have Sarbox costs that probably cost another 150 to $200,000 a year. Those are really the three main costs of insurance for being a public company. One of the things we’ve tried to do is we can develop a new strategy is eventually grow this company. What you want to do is leverage off that expense base. Those expenses would be fixed over, you know, a decent amount of growth for this company before you would see an increase in those costs. That’s one of the things a year ago that we—one of our goals was to raise additional capital to grow the capital base to offset some of these expenses.

Scott Preston:	Okay. And Steve, just to follow-up on the Lehman/Barclays lease, how much have you reserved for that?

Steven Mumma:	We have a reserve of about $1.8 million.

Scott Preston:	Okay, thank you guys.

Operator:	Our next question comes from Tom Gilbert [ph] from Callum [ph] Capital. Please state your question.

Tom Gilbert:	Guys, thanks. This call has been very strong. All of our questions have been answered. Thank you.

Steven Mumma:	That was easy. Thank you.

Operator:	Once again, if you would like to ask a question, please press the star, followed by the one on your telephone.

The next question, we have a follow-up question from Chris Bowles from CJB Capital Management. Please state your question.

Chris Bowles:	Sorry, guys. My question’s been answered. Thank you.

Steven Mumma:	Thanks, Chris.

Operator:	We have a follow-up question from John Winslet from KBW Asset Management. Please state your question.

John Winslet:	Hey, guys. Have you guys given any thought as the alternative investment strategy goes in place of these government programs the leverage that might be available?

Steven Mumma:
Yes. I think for us so far, I mean TALF 2 looks like the one that may have some promise for us. The other ones are going to be—I mean we could participate in the—to buy any of these securitizations. But the returns on that I don’t think right now, given where the spreads are, I mean it’s credit cards, autos, FDA loans and student loans. I just don’t think from the return bogey that we’re looking to get, you’re going to be able to achieve that on those particular instruments. But I think if we get into a position where we can participate in some kind of purchasing of distressed assets from financial institutions that are being absorbed by the FDIC, then I think there’s going to be some opportunities there, which I believe is the direction they’re trying to head in. I mean initially, they announcement on Monday of this week about the distressed assets to the FDIC was targeted towards the larger institutions. I think over time, that’ll broaden. We hope it will broaden.

James Fowler:
One of the things also, John, is that—that I think about is let’s say TALF 2 comes out and it’s only directed to asset classes where we don’t think are growth opportunities. Let’s say AAA residential RMBS are TALF 2-elegible. Let’s say the government gives four-to-one leverage, and let’s say they’re trading $0.65 on the dollar today. That would say—the ROE on that would be somewhere around 50 or 60%. Well, you and I both know that 50 and 60% ROEs don’t stay around very long, and those credit spreads should tighten pretty significantly. Now while we might not be directly involved in that, the general tightening of credit spreads would be very beneficial across all asset classes, particularly if we correctly identify that those assets whose price discounts are liquidity-related and now liquidity’s come back into the marketplace and the people start looking more broad at more—more broadly at different credit assets. So we will certainly look at TALF 2 when it comes out. We might not take advantage of it, depending upon what asset classes there are. But if it does come out and if the categories are broad, it includes AAA CMBS, legacy assets, RMBS, et cetera, and those spreads tighten, that’s going to be, I think, constructive across all credit spreads. And we would expect to be a beneficiary of that in addition to having our money invested in something that we think is a growth initiative that we can turn into a continuation of a real business.

John Winslet:
All right. So for the time being as you get prepayments and whatnot, are you [inaudible] planning on reinvesting them in the existing strategies [unintelligible] or sort of build cash to do the alternatives?

James Fowler:	[Unintelligible].

Steven Mumma:
Yes, I think we’ll use a portion of that cash to keep—you know we’re going to have to maintain a certain size of Agency qualifying assets to both comply with REIT rules, as well as 40 [inaudible] rules. So we’re always cognizant of those requirements, so we won’t just be winding down the Agency portfolio. We will have to make some additional investments in the Agency ARM portfolio; not in the near future, but we will be over the course of 2009.

John Winslet:	Is the $0.91 or the 8.5 million of unrealized fair value loss, 3 million is the MBS—to the MBS portfolio, is that just the Agency MBS?

Steven Mumma:	No, it’s more on the non-Agency MBS.

John Winslet:	Okay. So that may or may not be recovered.

Steven Mumma:
It may or not be recovered. Although the non-Agency securities that we do own, the largest three bonds that we do own are support cash flows, so you know you can look at scenarios in 2009. We will be substantially out of those bonds in the next three to six months, I think.

John Winslet:	Got it.

Steven Mumma:	Just given where the [inaudible] today, I think we’re in pretty good shape there.

John Winslet:	And the rest of it was—when you say derivative instruments, is that just the swaps?

Steven Mumma:
There’s interest rate caps [ph] that we have on two of the securitizations that are included in there, which you’re not going to really recover those. They’ve basically been written off to zero. And I don’t see us recovering that before they expire. And then the last part of the interest rate swaps which—

John Winslet:	How much of the 5.5 million are the caps?

Steven Mumma:	A million and a half; 1.5 million.

John Winslet:	Oh, okay. So there’s 4 million then related to the swaps?

Steven Mumma:	That’s right.

James Fowler:
And I also think the point that Steve made earlier is worth repeating. The swaps are amortizing swaps, so the amounts of the—of that mark that’s related to the difference between a one month LIBOR and three month LIBOR will just naturally amortize back into book value as the underlying assets amortize, as well.

John Winslet:	Got it. So all but maybe $0.20 of that is recoverable.

Steven Mumma:	I think so, yes.

John Winslet:	All right, great. Thanks, guys.

James Fowler:	Thanks, John.

Operator:	There appear to be no further questions. I will now hand the conference back to management.

James Fowler:
Great, everybody. Well, thank you very much for joining us, and we will look forward to talking to you again on our first quarter results soon. And I also think we will be taking advantage of an invitation by JMP Securities to speak at their conference and hope most of you will be there, as well. Thank you very much.

Operator:	This concludes today’s conference call. Thank you for participating.

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